Exhibit 21.1

EPIQ SYSTEMS, INC.

Subsidiaries of the Company

The following is a list of subsidiaries of the Company as of December 31, 2014.

Subsidiary	Where Incorporated	Also Doing Business As
Epiq Systems Acquisition, Inc.(1)	New York
Epiq Systems Holdings, LLC(2)	Delaware
Epiq eDiscovery Solutions, Inc.(2)	Delaware	Epiq eDiscovery
Epiq eDiscovery Solutions
Encore Legal Solutions, Inc.(1)	Delaware	Epiq eDiscovery
Epiq eDiscovery Solutions
Encore Discovery Solutions
De Novo Legal LLC(4)	Delaware	Epiq eDiscovery
Epiq eDiscovery Solutions
Epiq Document Review Solutions
Epiq Bankruptcy Solutions, LLC(2)	New York	Epiq Strategic Communications
Epiq Systems
CasefilePRO
Hilsoft, Inc.(2)	Pennsylvania	Hilsoft Notifications
Epiq Class Action & Claims Solutions, Inc.(1)	Rhode Island	Epiq Corporate Services, Inc.
Epiq Class Action & Mass Tort Solutions
Legal Support Services
Litigation Support Services
Huntington Legal Advertising
Epiq Technology, LLC(1)	Delaware
Minus -10 Software, LLC(1)	Ohio
Epiq Systems Holding B.V.(1)	Netherlands
Epiq Systems, Ltd.(3)	United Kingdom
Epiq Systems, Limited(3)	Hong Kong
Epiq Systems Godo Kaisha(3)	Japan
Epiq Systems Canada Inc.(3)	Canada
Epiq Systems Germany GmbH(5)	Germany

(1)                                 100% owned by Epiq Systems, Inc.

(2)                                 100% owned by Epiq Systems Acquisition, Inc.

(3)                                 100% owned by Epiq Systems Holding B.V.

(4)                                 100% owned by Epiq Systems Holdings, LLC

(5)                                 100% owned by Epiq Systems, Ltd.